UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 15, 2012
Date of Report (Date of earliest event reported)

HANDENI GOLD INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-50907 (Commission File Number)	98-0430222 (IRS Employer Identification No.)

228 Regent Estate Dar es Salaam Republic of Tanzania (Address of principal executive offices)	N/A (Zip Code)

011-255-222-70-00-84
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on March 15, 2012, the Board of Directors of Handeni Gold Inc. (the "Company") accepted the consent to act as a director of William Lamarque.

Mr. Lamarque currently serves as the Chief Executive Officer of Ecometals Ltd. He is also Partner and co-founder of Balor Capital Management, LLC. Mr. Lamarque's career has been in trading and banking. After being the General Manager of the China Division of Jardine Matheson & Company Ltd in Hong Kong, he became an Executive Member of the Board of Directors of N.M. Rothschild & Sons Ltd, in London, the principal banking entity of the international Rothschild financial services group. He subsequently became Managing Director of Rothschild Inc, in New York. Mr. Lamarque has specialist experience in the risk management of commodity positions and in commodity research and has advised an extensive client list of commodity producers on their major financial transactions and exposures, including their hedge books. He has been a member of the Comex and Chairman of the Public Affairs Committee of the London Bullion Market Association. Mr. Lamarque is, prior to his Handeni Gold appointment, on the board of three privately held and one publicly traded mining company, and President of Hanson Capital Asia Ltd.

As a consequence of the appointment of Mr. Lamarque, the Board of Directors and Executive Officers of the Company are now comprised of the following:

Name	Position
Reginald Mengi	Chairman of the Board and a director
Reyno Scheepers	President, Chief Executive Officer, Chief Operating Officer, and a director
Melinda Hsu	Secretary, Treasurer and Chief Financial Officer
Douglas Boateng	Director
Gizman Abbas	Director
Mohan Kaul	Director
William Lamarque	Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDENI GOLD INC.
DATE: March 15, 2012	By: /s/ Reyno Scheepers Name: Reyno Scheepers Position: President, CEO, COO and a director

__________